Exhibit 10.22

June 7, 2004	First Marblehead Corporation

The Prudential Tower

800 Boylston Street - 34* Floor

Boston, MA 02199-8157

Tel 617.638.2000 or 800.895.4283

Fax 617.638.2100 or 866.255.4583

230 Park Avenue, 10th Floor

New York, NY 10169

Tel 212.808.7225

Fax 212.808.7226

Mr. William Baumer

[address]

Dear Bill,

First Marblehead is pleased to offer you the position of Senior Vice President- Corporate Compliance reporting to Ralph James, President of FMC with a dotted line reporting relationship to the FMC Audit Committee. This offer supersedes any prior offers made to you by First Marblehead. In this new rolel for FMC, you will be responsible for assessing the compliance requirements of all FMC activities and building a compliance department to address them. You will be expected to work closely with senior management throughout the firm, especially with the Internal Audit and Fraud Department, to achieve this objective. We can work out a suitable starting date based on your transition requirements.

Your compensation will include direct annual cash compensation of $225,000, paid on a semi-monthly basis at a rate of $9,375 per pay period. In addition, you will be eligible for a bonus of up to 30% of your base salary. The amount of bonus is based on individual and corporate performance. First Marblehead has an annual employee performance review and bonus consideration cycle consistent with the business fiscal year ending June 30. Your first review under this plan is June, 2005. You will also participate in the First Marblehead long term incentive program. Under this program you will receive a grant of 12,500 shares of restricted stock subject to the terms and conditions of the plan and Board of Director approval. Instruments of grant and plan documents will be provided to you shortly. In the event of involuntary termination, for any reason other than cause, you will be entitled to continuation of salary and benefits for the six (6) months immediately following your termination date. Please note that this letter does not constitute an employment contract or a contract for a specific term of employment and that the employment relationship is at will.

You will be eligible to participate in the FMC Benefit Plans including the Group Medical Insurance Plan, the Group Dental Plan, the Group Life Plan and the Long Term Disability Plan. For each of these benefits, all costs are borne by the firm and you are eligible for coverage on the first day of employment. Other benefits include our non-contributory 401K Plan and Employee Stock Purchase Plan subject to the eligibility requirements of these plans. We offer accrual of vacation up to fifteen days and eight paid holidays per year.

As a condition of hire, First Marblehead requires that all employees sign a non-disclosure letter with non- compete provisions. Due to the nature of our business, this offer is contingent on satisfactory results of a credit check the company runs on prospective employees to make sure they are not in default on any student loans.

This is an exciting and challenging time for First Marblehead and your participation in our Management Team is most welcome. Please acknowledge this offer by signing one copy of the offer letter and returning it to me. This offer is made today and will expire on June 17, 2004, We look forward to hearing from you.

Sincerely,

 /s/ Robin L. Camara

Robin L. Camara

Senior Vice President - Human Resources

/s/ William P. Baumer	June 17, 2004
My signature indicates I acknowledge and accept this offer	Date

The First

Marblehead

Corporation

December 18, 2008

William Baumer

c/o The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, MA 02199

Dear Bill,

This letter will supplement your offer letter dated June 7, 2004, by adding thereto the following provision:

If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and you are a specified, employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by First Marblehead in accordance with its procedures, by which determination you agree to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. First Marblehead makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments, compensation or other benefits under this agreement are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not to satisfy the conditions of that section.

Please acknowledge your acceptance of the foregoing additional provision by signing in the space provided below and returning the signed letter to me no later than December 31, 2008.

Very truly yours,

 /s/ Jo-Ann Burnham

Jo-Ann Burnham

Managing Director - Human Resources

ACKNOWLEDGED AND AGREED

 /s/ William Baumer

William Baumer

The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, MA 02199

Phone 800.895.4283

www.firstmarblehead.com

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